EXHIBIT 99.1

OptimumBank Holdings, Inc. Receives Nasdaq Deficiency Letter and Transfers Listing to Nasdaq Capital Market

FORT LAUDERDALE, Fla., July 6, 2010 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC) (the "Company"), bank holding company for OptimumBank, today announced that on June 29, 2010, the Company received a letter from The Nasdaq Stock Market ("Nasdaq") indicating that the Company is not in compliance with Marketplace Rule 5450(a)(1) (the "Bid Price Rule") because the closing bid price per share of its common stock has been below $1.00 per share for 30 consecutive business days.

In accordance with Marketplace Rule 5810(c)(3)(A), the Company has been provided with a 180 calendar day grace period, or until December 27, 2010, to regain compliance with the Bid Price Rule. To regain compliance with the Bid Price Rule, the closing bid price of the Company's common stock must remain at $1.00 per share or more for a minimum of ten consecutive business days.

The Company is evaluating its options to resolve the deficiency, including a possible reverse stock split.

Effective July 1, 2010, the Company transferred the listing of its common stock to The Nasdaq Capital Market because the Company's market value of publicly held shares fell below the minimum $5 million requirement for continued listing on The Nasdaq Global Market.

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. OptimumBank also offers internet banking services through its "OptiNet" internet banking website, located at www.optimumbank.com.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services.

CONTACT:  OptimumBank Holdings, Inc.
          Sam Borek, Chairman of the Board
          Richard L. Browdy, President and CFO
          (954) 776-2332